Exhibit 10.17

                       CONTRACT OF SALE/PURCHASE OF STOCK

By way of this document, the Contract of Sale/Purchase of Stock celebrated on one part by Sodak Gaming International, Inc. business constituted pursuant to the laws o f the State of South Dakota, domiciled for these effects at Victor Andres Belaunde 395, San Isidro, represented by Mr. Michael Jon Irwin, identified with foreign registration number N-89743; SG International, Inc. business constituted pursuant to the laws of the State of South Dakota, domiciled for these effects at Victor Andres Belaunde 395, San Isidro, represented by Mr. Michael Jon Irwin, identified with foreign registration number N-89743; Julio Enrique Guadalupe Bascones, with voter registration card number 09388911, domiciled in Victor Andres Belaundre 395, San Isidro, hereafter referred to as Sellers and the other part, Fincorp Limited, business constituted pursuant to the laws of the island of Nevis, represented by Mr. Salvador Berty Falcon Goryn, with voter registration card number 06349261, domiciled in Alfredo Salazar N 590 San Isidro, who also appears personally and hereafter shall be referred to as Buyer; with the intervention of Mr. Alan Azizollahoff Gate, identified with foreign registration number 61604, domiciled in Alfredo Salazar N 590, San Isidro, whom hereafter shall be referred to as Guarantor; pursuant to the following terms and conditions:

FIRST: PREAMBLE
The Sellers are owners of all the stock of Sodak Gaming Peru, S.A.C., a Company duly registered in item No. 115732 and electronic entry number 00151505 of the book of business companies of the Register of Legal Entities of Lima.

The capital is divided as follows:
     Shareholder                            Number of Shares
     Sodak Gaming International, Inc.                109,268
     S.G. International, Inc.                              1
     Julio Enrique Guadalupe Bascones                      1
     Total                                           109,270

SECOND: OBJECT OF THE CONTRACT
By present contract, the Sellers transfer by sale to Buyers entirety of their shares referred to in the prior clause. Said shares shall be transferred as follows:
     Buyer                                  Number of Shares
     Fincorp                                         109,268
     Salvador Berty Falcon Goryn                           2
     Total                                           109,270

At the moment of execution of this contract, the Buyers deliver possession of the corresponding stock certificates (Stock Certificates Number 1, 2, and 4)

THIRD: THE PRICE AND METHOD OF PAYMENT
The parties declare, being that the book value of Sodak Gaming Peru, S.A.C. is a negative balance, said shares lack commercial value, reason for which they are being transferred to Buyers for one American Dollar, same which is paid upon execution of the present contract in which Sellers declare receipt thereof to their entire satisfaction. Additionally, as further consideration for the transfer, the Buyers assume all obligations which are hereinafter identified.

FOURTH: TRANSFER OF SHARES
This stock transferred without any reservation. Consequently, the transference of the stock represents all of the rights that correspond to the Sellers by reason of earnings to be distributed, dividends, reserves, revaluations, capitalization's, the shares to issue, all of which has been taken into account and in general all that the stock did or could generate is transferred.

FIFTH: LIENS OVER THE SHARES
The Sellers declare that there is no restriction, lien, or judicial restriction that limits or restricts their right to ownership or free disposition obligating itself in all case to defend the same.

SIXTH: BUYERS DECLARATIONS
The Buyers declare as follows:

6.1 That it is duly constituted pursuant to the laws of the island of Nevis and that it is in existence at the time at the date of this contract.

6.2 That the execution of this agreement as well as the assumption of all obligations that are established in the present contract, have been duly authorized by the competent board within its social structure.

6.3 That execution of this agreement and obligations herein do not:

    a.  violate the Articles of Incorporation or Bylaws of the Buyers;
    b. violate any regulation, decree, law, judicial resolution of any judicial or administrative Peruvian agency;
    c. conflict, constitute violation or conflict with any of the provisions of the Buyers' agreements.

6.4 That the Buyers have conducted a process of independent investigation (due diligence) of the situation of Sodak Gaming Peru, S.A.C., revealing and analyzing its businesses, operations, accounts receivable debts, results of operations, financial condition and projects and consider that from the documentation to which they have had access and the information that has been provided, the same are found to be in the good state and are adjusted to reality. As a result of said process of investigation, the Buyers have completed a report which is annexed hereto as established in Subsection (E) of the 11th Clause herein and that Sellers recognize same as being complete and correct. Based on said report of the Buyers, they relieve the Sellers of all responsibility with respect to everything that appears and is referred to up to December 9, 1998 pursuant to the terms and conditions described in said report. On the other hand, the Buyers do not assume responsibility for any obligations or contingencies that could exist and that do not appear on the report.

6.5 The Buyers recognize that the Sellers have provided a fund of $136,500 US dollars which corresponds to the amount that may be paid for indemnification for the arbitrary termination of thirty percent of the personnel that is actually employed at Sodak Gaming Peru S.A.C., said termination at the sole discretion of Buyers. The financial responsibility of Sellers for the termination of the employees is limited to said sum. The amount stated shall be found in a separate bank account opened by Sellers that shall be at the disposition of Buyers as needed upon termination of employees. If any sums remain, they shall be to the benefit of Sellers.

6.6 The Buyers declare that they know the state of the slot machines that are found in the list referred to in Subparagraph (c) of Clause 12 of the present contract which they find to their satisfaction.

6.7 The Buyers agree that in the event that there is a change in Peruvian legislation concerning slot machines that would prohibit said activity or would cause it to be unduly onerous, they have no claim against the Sellers based on said change.

SEVENTH: DECLARATIONS OF BUYERS
7.1 Execution of present contract as well as sale of the stock pursuant to this agreement, has been duly authorized by the proper board within its social structure.

7.2 That they are aware of the report completed by the Buyers as a result of their process of independent investigation (due diligence) that took place with respect to the situation of Sodak Gaming Peru, S.A.C. and finding the same to be complete and correct. Within this context, Seller relieve Buyers of any responsibility with respect to any situation or contingency that took place prior to the date of the agreement and that does not appear in the mentioned report, thereby assuming full responsibility for said situations and/or contingencies.

7.3 That the Sellers represent that as of this date, there are no lawsuits, proceedings, administrative judicial or arbitration proceedings pending relative to the present contract other than the ones identified in Clause 6.4.

7.4 The Sellers are responsible for the payment of the costs of operation of the business through December 9, 1998 after said date, the operational costs of the business are the sole responsibility of the Buyers.

7.5 The Seller declares that said machines identified in Subparagraph (c) of Clause 12 have been reconstructed according to the regulatory standards in Peru on the dates identified in the list and that the same are operational. The Sellers do not assume any responsibility for the deterioration or defect that the same could suffer after the date of the execution of the agreement.

7.6 The Sellers declare that a legal action has been initiated as an injunction against the application of the selective tax to consumption (Exp. 1643-98-A) same which is pending resolution at the second level. As guarantee of the result of said action, the Sellers establish an escrow account in the amount of $1,200,000 US dollars. In the event of an adverse result, said amount shall be delivered to Sellers so that it may proceed with payment with the taxes required.

EIGHTH: OBLIGATIONS OF THE PARTIES
8.1 The Buyers assume all the pre-existing obligations of each one of the Sellers related to the obligations of Sodak Gaming Peru S.A.C. pursuant to what is expressed in the report that is referred to in Clause 6.4 and all those that originate after execution of this Agreement.

8.2 The Buyers and Sellers shall cooperate in the defense of any claim, present, past or future and any judicial process or arbitration with respect to the matters that are mentioned in Clause 6.4 when the same have been presented against the Sellers and shall be responsible for the compliance of whatever judicial decision results from whatever civil or penal proceedings; as well as the payments and costs of the same, as well as presenting necessary bonds within said processes. To this effect, the Buyers agree that upon notification of any judicial administrative or arbitration action or at the beginning of a claim of any audit, governmental audit, they shall notify the Sellers and shall actively assume the defense of Sellers interest until it can assume its own defense.

8.3 It is also agreed that the Buyers must cooperate totally with any internal investigation concerning the period of time through December 9, 1998 and shall cooperate and provide any information the Buyers require with respect to any governmental investigation.

8.4 The Buyers shall give unrestricted access to the Sellers to the books, accounts and generally all information of Sodak Gaming Peru, S.A.C. when they require it.

NINTH: NOTIFICATION OF TRANFERENCE
The Sellers shall communicate to Sodak Gaming Peru, S.A.C. this transfer so that it may be recorded in the Register and Minutes of the Books of the Company.

Likewise, the Buyers shall communicate new ownership no later than a day following execution of this agreement to the technical secretary of the National Commission of Casinos and Gaming pursuant to Article 16 of Resolution No. 12-97-CNCJ. Once notification is completed, the Buyers must immediately provide to Sellers proof of said notification.

TENTH: THE LETTER OF CREDIT
The Sellers have authorized the Buyers to initiate an injunction against the requirements of Article 18 of D.S. 004-97-ITINCI. The cost of said action and the results are assumed one hundred percent by the Buyers.

The parties realize, that the Sellers maintain a letter of credit that guarantees compliance of obligations before the National Casino Commission for the year 1998. In order to cover the risk of execution of the Letter of Credit, the Buyer provides a first and perfected security interest in the slot machines referred to in Subparagraph (c) of the 12th Clause. The value of the lien is established at $407,802 US Dollars and shall be maintained through January 31, 1999. In the event that the National Commission of Casinos and Games proceeds to execute the Letter of Credit presented by the Sellers, up and to January 15, 1999, the Sellers shall be authorized to immediately execute and collect the lien.

ELEVENTH: THE NAME OF THE COMPANY
The Sellers accept that the Company shall maintain the name Sodak Gaming Peru, S.A.C., for a period of six (6) months after execution of this agreement. The Buyers assume the obligation to modify the social name and register said modification with the register of legal entities no later than June 9, 1999. In the event that the Buyers fail to comply with this obligation, they shall pay Sellers the sum of $100,000 US Dollars by way in indemnification.

The Buyers shall pay an additional penalty in the amount of Five Thousand Dollars ($5,000) per month or a fraction thereof for as long as Buyers use the name Sodak Gaming Peru, S.A.C. Payment of such amount shall in no form or fashion constitute license to use the name.

The Buyers agree that in the future any name that shall be used for the Company, shall not include the name Sodak or any term that is phonetically similar. The Guarantor also agrees not to directly or indirectly with any of the companies in which he has an economic interest to use the name Sodak, Sodak Gaming Peru or a phonetic denomination that is similar.

TWELVTH: EXHIBITS OF THE CONTRACT
The Buyers declare having received to their entire satisfaction the following documents as Exhibits which are a part of this contract:
     a)   A list of all the agreements entered into by the Company (Exhibit A)
     b)   A list of all the licenses or authorizations (Exhibit B)
     c)   A list of all slot machines that are owned by the Company (Exhibit (C)
     d)   A list of all the accounts and balances of the Company (Exhibit (D)
     e) A report corresponding to the process of investigation realized by the Buyers (Exhibit E)

THIRTEENTH: DOMICILE
The Parties declare that their addresses are those indicated in the introduction to the present document.

FOURTEENTH: ARBITRATION
Any discrepancy, ambiguity, or controversy that could result in the interpretation and/or execution of the contract, including its nullity or invalidity shall be resolved by arbitration with three arbitrators, one named by each party, the third named by the two named arbitrators. Arbitration shall be conducted pursuant to the rules of arbitration of the National and International Center of Arbitration of the Chamber Of Commerce of Lima to which the parties consent and submit themselves to.



                                        Lima, December 15, 1998